EXHIBIT 1

                                  PERDIGAO S.A.
                             CNPJ 01.838.723/0001-27
                                 PUBLIC COMPANY

We inform as follows the Resolutions Adopted on the Ordinary and Extraordinary General Shareholders Meeting of the Board of Directors realized on April 6th, 2004:

1. Approved the Financial Statements, as well as other documents referring to the fiscal year ended on 12/31/03 and the destination of Net Profits for the 2003 Fiscal Year as follows: Fiscal Year Net Profit destined R$ 128,663,065.16, for the counts: Legal Reserve R$ 6,433,153.26, Dividends: calculated based on interest over company capital: R$ 36,000,000.00, Reserve for capital increase R$ 25,732,613.03, Reserve for expansion R$ 60,497,298.87;

2. Confirmed the deliberation of the Board of Directors of 12.15.2003, in respect to the distribution of interest over company capital to shareholders, in the amounts of R$ 36,000,000.00, R$ 0.80883 per share, corresponding to 29.5% of the net profit adjusted pursuant to Article 202 of Law 6,404/76, in accordance to mandatory minimum dividend;

3. Confirmed the nomination of the Members of the Board of Directors realized at the Board of Directors Meetings of 08.22.2003 and 03.26.2004

4. Elected the Members of the Fiscal Council with mandates until the Ordinary General Shareholders Meeting of 2005 as follows: Effective Members: representing preferential shareholders, LUCIANO CARVALHO VENTURA; representing minority shareholders, GERD EDGAR BAUMER; representing controller shareholders, VANDERLEI MARTINS; ALMIR DE SOUZA CARVALHO; MARCOS ANTONIO CARVALHO GOMES; Substitute Members: CLAUDIO VILAR FURTADO; DIMAS TARCISIO VANIN; LUIS JUSTINIANO DE ARANTES FERNANDES; MAURICIO DA ROCHA WANDERLEY; JOSE DIAS DA SILVA;

5. Approved the Managers' compensation for the current year, in the global and monthly amount of up to R$ 160,000.00. Also approved an extra compensation for the month of December/2004, in the amount corresponding to one monthly fee. Minimum amount fixed forecast in law of 10% of average compensation of each manager as compensation for members of Fiscal Council.

PERDIGAO S.A.
WANG WEI CHANG
CHIEF FINANCIAL OFFICER